Exhibit 10.4

SALE, PURCHASE AND ESCROW AGREEMENT

BETWEEN

DRAWBRIDGE PATRICK HENRY, LLC,

a Delaware limited liability company,

as Seller,

AND

FABRITEK, INC.,

a California corporation,

as Purchaser

AND

FIRST AMERICAN NATIONAL TITLE INSURANCE COMPANY,

as Escrow Agent

TABLE OF CONTENTS

Page

ARTICLE I RECITALS		6
1.1	Real Property	6
1.2	Personal Property	6
1.3	Purchase and Sale	6

ARTICLE II PURCHASE PRICE		6
2.1	Price	6
2.2	Investments	7
2.3	Interest on the Deposit	8

ARTICLE III CONDITIONS TO THE PARTIES’ OBLIGATIONS		8
3.1	Conditions to Purchaser’s Obligation to Purchase	8
3.2	Conditions to Seller’s Obligation to Sell	9

ARTICLE IV PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT		9
4.1	Purchaser’s Deliveries	9
4.2	Seller’s Deliveries	9
4.3	Failure to Deliver	10

ARTICLE V INVESTIGATION OF PROPERTY		11
5.1	Delivery of Documents	11
5.2	Physical Inspection of Property	11
5.3	Investigation Period	13
5.4	Effect of Termination	13
5.5	No Obligation to Cure	14
5.6	Copies of Third Party Reports	14

ARTICLE VI THE CLOSING		14
6.1	Date and Manner of Closing	14

ARTICLE VII PRORATION, FEES, COSTS AND ADJUSTMENTS		14
7.1	Prorations	14
7.2	Seller’s Closing Costs	15
7.3	Purchaser’s Closing Costs	16

ARTICLE VIII DISTRIBUTION OF FUNDS AND DOCUMENTS		16
8.1	Delivery of the Purchase Price	16
8.2	Other Monetary Disbursements	16
8.3	Recorded Documents	16
8.4	Documents to Purchaser	16
8.5	Documents to Seller	16
8.6	All Other Documents	17

ARTICLE IX RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION		17
9.1	Return of Seller’s Documents	17
9.2	Return of Purchaser’s Documents	17
9.3	Deposit	17
9.4	Disbursement of Deposit	18
9.5	No Effect on Rights of Parties; Survival	18

ARTICLE X DEFAULT		18
10.1	Seller’s Remedies	18
10.2	Purchaser’s Remedies	19

ARTICLE XI REPRESENTATIONS AND WARRANTIES		19
11.1	Seller’s Warranties and Representations	19
11.2	Purchaser’s Warranties and Representations	22
11.3	No Other Warranties and Representations	23

ARTICLE XII CASUALTY AND CONDEMNATION		25

ARTICLE XIII CONDUCT PRIOR TO CLOSING		25
13.1	Conduct	25
13.2	Actions Prohibited	26
13.3	Assumed Contracts; Non-Assumed Contracts	26
13.4	Modification of Existing Leases and Contracts	27
13.5	New Leases and Contracts	27
13.6	Confidentiality	27
13.7	Right to Cure	28

ARTICLE XIV NOTICES		28

ARTICLE XV TRANSFER OF POSSESSION		29
15.1	Transfer of Possession	29
15.2	Delivery of Documents at Closing	29

ARTICLE XVI GENERAL PROVISIONS		30
16.1	Captions	30
16.2	Exhibits	30
16.3	Entire Agreement	30
16.4	Modification	30
16.5	Attorneys’ Fees	30
16.6	Governing Law	30
16.7	Time of Essence	30
16.8	Survival of Warranties	30
16.9	Assignment by Purchaser	31
16.10	Severability	31
16.11	Successors and Assigns	31
16.12	Interpretation	31
16.13	Counterparts	31
16.14	Recordation	31
16.15	Business Day	32
16.16	Waiver of Jury Trial	32
16.17	Disclosures	32
16.18	1031 Exchange Cooperation	33

ARTICLE XVII ESCROW AGENT DUTIES AND DISPUTES		34
17.1	Other Duties of Escrow Agent	34
17.2	Disputes	34
17.3	Reports	34

EXHIBITS

EXHIBIT A	—	Description of Land
EXHIBIT B	—	Form of Assignment and Assumption of Leases, Contracts and Other Property Interests
EXHIBIT C	—	Form of Bill of Sale
EXHIBIT D	—	Leases
EXHIBIT E	—	Contracts
EXHIBIT F	—	FIRPTA Affidavit
EXHIBIT G	—	Form of Deed
EXHIBIT H	—	Form of Owner’s Affidavit
EXHIBIT I	—	Seller Work

SCHEDULE 1	—	Excluded Personal Property
SCHEDULE 2	—	List of Property Documents
SCHEDULE 3	—	Insurance Requirements
SCHEDULE 4	—	Construction Documents to be Delivered Post-Closing

INDEX OF CERTAIN DEFINED TERMS

Term	Section
Assignment of Leases and Contracts	4.1.2
Bill of Sale	4.1.3
Broker	11.1.1
Closing	6.1
Code	11.2.5
Contracts	4.2.2
Deed	4.2.1
Deposit	2.1.1
Escrow Agent	Introduction
Final Closing Date	6.1
Improvements	1.1
Investigation Period	5.3.2
Land	1.1
Leases	4.2.1
Permitted Encumbrances	4.2.1
Personal Property	1.2
Property	1.2
Proprietary Information	13.5
Purchase Price	2.1
Purchaser	Introduction
Real Property	1.1
Seller	Introduction
Survey	5.1.2
Tenant Payments	7.1.1
Title Company	3.1.3
Title Objections	5.3.1
Title Policy	3.1.3
Title Report	5.1.1
Title Update	5.3.1

SALE, PURCHASE AND ESCROW AGREEMENT

THIS SALE, PURCHASE AND ESCROW AGREEMENT, dated as of February 11, 2015 (the “Effective Date”), is made by and between DRAWBRIDGE PATRICK HENRY, LLC, a Delaware limited liability company (“Seller”), as seller, and FABRITEK, INC., a California corporation (“Purchaser”), as purchaser, and constitutes (i) a contract of sale and purchase between the parties and (ii) an escrow agreement among Seller, Purchaser and FIRST AMERICAN NATIONAL TITLE INSURANCE COMPANY (“Escrow Agent”), the consent of which appears at the end hereof.

ARTICLE I

RECITALS

1.1 Real Property. Seller owns and holds fee title to that certain land (the “Land”) described in Exhibit A, together with all fixtures and improvements (the “Improvements”) located thereon, therein or thereunder known as 4900 Patrick Henry Drive and located in Santa Clara, California (collectively, the “Real Property”).

1.2 Personal Property. In connection with the Real Property, Seller has obtained certain contractual rights and other intangible assets, including those items described in the first paragraph of Exhibit B, and acquired certain other items of tangible personal property which are located on the Real Property and used by Seller in connection with the operation and maintenance thereof, including, without limitation, the front reception desk (collectively, the “Personal Property”). Notwithstanding anything contained in this Agreement, in no event shall the Personal Property include any personal property delineated on Schedule 1 attached hereto. The Real Property and the Personal Property are collectively referred to as the “Property.”

1.3 Purchase and Sale. Seller now desires to sell and Purchaser now desires to purchase all of Seller’s right, title and interest in and to the Property (excluding the Non-Assumed Contracts), upon the terms and covenants and subject to the conditions set forth below.

ARTICLE II

PURCHASE PRICE

2.1 Price. In consideration of the covenants herein contained, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Property for a total purchase price of Twenty-Five Million Five Hundred Forty-Two Thousand Seventy-Five Dollars and 00/100 ($25,542,075.00) (the “Purchase Price”), which shall be paid by Purchaser as follows:

2.1.1 Initial Deposit. Prior to the Effective Date, Purchaser delivered to Escrow Agent by bank wire of immediately available funds the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Initial Deposit”).

2.1.2 Additional Deposit. By no later than Friday, February 13, 2015, at 5:00 p.m., provided Purchaser has not earlier terminated this Agreement in accordance with any of its rights to do so under this Agreement, Purchaser shall deliver to Escrow Agent by bank wire of immediately available funds the sum of Five Hundred Thousand Dollars ($500,000) (the “Additional Deposit”). Promptly after Purchaser delivers such Additional Deposit to Escrow Agent, Escrow Agent shall release the entire Deposit (as defined below) to Seller pursuant to wire instructions delivered by Seller to Escrow Agent. If Purchaser fails to timely make the Additional Deposit, this Agreement shall automatically terminate, the Deposit shall be returned to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except for provisions which expressly survive the termination of this Agreement. The Initial Deposit and the Additional Deposit, or so much thereof as shall have then been deposited with Escrow Agent shall hereinafter be collectively referred to as the “Deposit.” From and after expiration of the Investigation Period and Purchaser’s failure to terminate this Agreement pursuant to Section 5.3, the Deposit shall be non-refundable to Purchaser, except in the event of a failure of condition set forth in Section 3.1 or a termination of this Agreement pursuant to Section 10.2, ARTICLE XII, Section 11.1 or Section 11.1.10.

2.1.3 Purchase Price Credit. Seller shall provide Purchaser a credit against the Purchase Price at Closing in the amount of Seventy-Four Thousand Thirty-Five Dollars ($74,035) on account of certain property condition matters discovered by Purchaser during its due diligence investigation, including, without limitation, with respect to concrete, the roof work and ceiling support beams.

2.1.4 Independent Consideration. One Hundred Dollars ($100) of the Deposit (the “Independent Consideration”) constitutes non-refundable, fully earned option consideration, which, notwithstanding any provision of this Agreement, shall not be refundable to Purchaser for any reason, but shall be applicable to the Purchase Price upon the close of escrow should escrow close pursuant to this Agreement.

2.1.5 Balance of Purchase Price. Purchaser shall, on or prior to 2:00 p.m. on the day before Closing (as defined in Section 6.1), deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price. The balance of the Purchase Price received by Seller at Closing shall be adjusted to reflect prorations and other adjustments pursuant to Section 7.1 and Section 2.3.

2.2 Investments. Following the collection of the Deposit and so long as such Deposit has not been released to Seller as provided above, Escrow Agent shall, at the direction of Purchaser, invest the Deposit in:

2.2.1 obligations of the United States government, its agencies or independent departments;

2.2.2 certificates of deposit issued by a banking institution whose principal office is in New York City with assets in excess of $1 billion; or

2.2.3 an interest-bearing account of a banking institution whose principal office is in New York City with assets in excess of $1 billion.

No investment of the Deposit shall have a maturity date beyond the Final Closing Date (as defined in Section 6.1).

2.3 Interest on the Deposit. Any interest earned on the Deposit while held by Escrow Agent (and prior to release thereof to Seller) shall belong to Purchaser, and Purchaser may withdraw any such interest from time to time and, if not withdrawn by Purchaser, shall be included in the term “Deposit” as used below. If the transaction closes and Purchaser has not withdrawn such interest, then at Closing any interest earned on the Deposit shall be credited to Purchaser by applying the same against the Purchase Price. Notwithstanding anything contained in this Agreement, after release of the Deposit to Seller, Seller shall have no obligation to invest the Deposit and no interest or income earned on such Deposit while held by Seller shall belong to Purchaser or be applied against the Purchase Price.

ARTICLE III

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1 Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase is expressly conditioned upon each of the conditions set forth in this Section 3.1. Either party may terminate this Agreement if such conditions are not satisfied or waived on or before the Final Closing Date (after expiration of all express notice and cure periods).

3.1.1 Performance by Seller. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.2 Delivery of Title and Possession. Delivery at the Closing of (i) the Deed, subject to the Permitted Encumbrances (as such terms are defined in Section 4.2.1) and (ii) possession as provided in Section 15.1 below.

3.1.3 Title Insurance. Delivery at the Closing of the standard current form of California Land Title Association (CLTA) owner’s policy of title insurance in the amount of the Purchase Price (the “Title Policy”), or an irrevocable commitment to issue the same, with liability in the amount of the Purchase Price issued by First American National Title Insurance Company (the “Title Company”), insuring that fee title to the Real Property vests in Purchaser subject only to the Permitted Encumbrances. (At its option, Purchaser may direct the Title Company to issue an American Land Title Association (ALTA) extended owner’s policy of title insurance and/or additional title insurance endorsements if Purchaser pays for the extra cost of such extended policy and additional endorsements, provided that the Title Company’s failure to issue any such extended policy or additional endorsements shall not affect Purchaser’s obligations under this Agreement).

3.1.4 Seller’s Representations. The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing (as modified by the terms of Section 11.1) except as modified by notice by Seller (in accordance with Section 11.1) to which Purchaser does not object in writing by the later of (i) three business days after receipt thereof or (ii) the end of the Investigation Period.

3.2 Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:

3.2.1 Performance by Purchaser. Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder.

3.2.2 Receipt of Purchase Price. Delivery by Purchaser to Escrow Agent, and Purchaser’s unconditional and irrevocable authorization to Escrow Agent to release to Seller upon Closing, of the Purchase Price and any prorations and adjustments due Seller under ARTICLE VII at the Closing in the manner herein provided.

ARTICLE IV

PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT

4.1 Purchaser’s Deliveries. Purchaser shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1 Purchase Price. The Purchase Price as set forth in ARTICLE II.

4.1.2 Assignment of Leases and Contracts. Four (4) counterparts of the Assignment and Assumption of Leases, Contracts and Other Property Interests (the “Assignment of Leases and Contracts”) in the form of Exhibit B, executed by Purchaser.

4.1.3 Bill of Sale. Four (4) counterparts of a bill of sale (the “Bill of Sale”) in the form of Exhibit C, executed by Purchaser.

4.1.4 Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under ARTICLE VII.

4.1.5 Closing Documents. Any additional tax forms, recordation forms, 1099s or other documents as may be reasonably required by the Seller or the Title Company to consummate the transaction contemplated by this Agreement.

4.1.6 Cash – Prorations. The amount, if any, required of Purchaser under ARTICLE VII.

4.2 Seller’s Deliveries. Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.2.1 Deed. A grant deed (the “Deed”) in the form of Exhibit G with respect to the Real Property, executed and acknowledged by Seller, pursuant to which Seller shall convey title to the Real Property subject to the following (collectively, the “Permitted Encumbrances”):

(1) Non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.

(2) Any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to in writing by Purchaser prior to or as of the Closing.

(3) All exceptions (including printed exceptions) to title contained or disclosed in the Title Report (as defined in Section 5.1.1) other than Title Objections (as defined in Section 5.3.1) identified and not thereafter waived by Purchaser.

(4) All matters, rights and interests shown on that certain survey prepared by Bock & Clark dated October 9, 2014, No. 201403146022.

4.2.2 Assignment of Leases and Contracts. Four (4) executed counterparts of the Assignment of Leases and Contracts, executed by Seller, and (whether through the closing escrow or through such other method of delivery as the parties may establish) the original executed leases, if any, enumerated in Exhibit D (collectively, the “Leases”) (or copies if originals are not in Seller’s possession) and copies of the service contracts, equipment leases, maintenance agreements and other contracts affecting the Property enumerated in Exhibit E (collectively, the “Contracts”) assigned thereby.

4.2.3 Bill of Sale. Four (4) counterparts of the Bill of Sale, executed by Seller.

4.2.4 FIRPTA Affidavit. Four (4) copies of an affidavit in the form of Exhibit F with respect to the Foreign Investment in Real Property Tax Act, executed by Seller.

4.2.5 California Form 593-C. Four (4) certifications in the then current form of Form 593-C of the Franchise Tax Board for the State of California, executed by Seller, certifying that Seller has a permanent place of business in California.

4.2.6 Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.2.7 Closing Documents. Any additional tax forms, recordation forms, 1099s or other documents as may be reasonably required by the Purchaser or the Title Company to consummate the transaction contemplated by this Agreement, including an owner’s affidavit in the form attached hereto as Exhibit H and any other customary deliveries required by the Title Company to provide Purchaser with title insurance for mechanics’ liens with respect to work performed by Seller.

4.2.8 Cash – Prorations. The amount, if any, required of Seller under ARTICLE VII.

4.3 Failure to Deliver. The failure of Purchaser or Seller to make any delivery required above by and in accordance with this ARTICLE IV which is not waived by the other party shall constitute a default hereunder by Purchaser or Seller, as applicable and, after written notice and two (2) days opportunity to cure, entitle the non-defaulting party to terminate this Agreement, provided such non-defaulting party is not otherwise in default of this Agreement.

ARTICLE V

INVESTIGATION OF PROPERTY

5.1 Delivery of Documents. Prior to the Effective Date Seller has delivered to Purchaser those documents and materials set forth on Schedule 2 attached hereto, together with the following:

5.1.1 Preliminary Title Report. A current preliminary title report dated December 24, 2014, covering the Real Property issued by the Title Company, together with copies of all documents referred to as exceptions therein (collectively, the “Title Report”).

5.1.2 Survey. To the extent in Seller’s possession or control, the most recent survey of the Real Property prepared by a licensed surveyor (the “Survey”).

5.1.3 Lease and Contracts. Copies of the Leases, if any, and Contracts.

5.1.4 Plans and Specifications. To the extent in Seller’s possession or control, copies of all plans and specifications for the Improvements.

5.1.5 Reports. To the extent in Seller’s possession or control, copies of all physical and environmental reports related to the Property as prepared by third parties.

5.1.6 Permits. To the extent in Seller’s possession or control, copies of all governmental permits, certificates of occupancy and approvals, in each case regarding the Property.

5.1.7 Natural Hazard Disclosure Reports. Natural hazard disclosure reports covering the Real Property, which shall be countersigned and returned to Seller prior to the expiration of the Investigation Period.

Seller shall promptly deliver to Purchaser any other documents with respect to the Property reasonably requested by Purchaser, subject to the limitation at the end of Schedule 2. If requested by Seller, Purchaser shall provide written verification of its receipt of those items listed in this Section 5.1.

5.2 Physical Inspection of Property.

5.2.1 Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein.

5.2.2 Purchaser and its engineers, architects and other employees, consultants and agents may exercise such access solely for the purposes of (i) reviewing contracts, books and records relating to the Property (other than any appraisals, internal analyses of value, communications with other buyer(s) regarding the potential sale of the Property, and privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, and building and systems plans; (ii) reviewing records relating to operating expenses and other instruments and correspondence relating to the Property; and (iii) inspecting the physical condition of the Property and conducting physical and environmental tests and inspections thereof. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT, IN SELLER’S SOLE AND ABSOLUTE DISCRETION, AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED; provided, however, with respect to sampling and testing inspections inside of the building on the Property regarding the presence of asbestos, lead paint or mold (a “Building Intrusive Inspection”), such consent may only be withheld, granted or granted upon conditions in Seller’s reasonable discretion if Purchaser and its applicable consultant, contractor or subcontractor has first met and conferred with Seller’s contractor, Landmark Builders, and a representative of Seller regarding the necessity of the proposed Building Intrusive Inspection given the scope of construction work completed by Seller pursuant to the construction contract dated September 15, 2014 with Landmark Builders (the “Seller Work”).

5.2.3 Purchaser agrees that it will cause it and any person accessing the Property hereunder to be covered by insurance in compliance with the requirements set forth on Schedule 3 insuring all activity and conduct of such person while exercising such right of access and naming Seller and its affiliates as insureds, issued by a licensed insurance company qualified to do business in the State in which the Property is located and otherwise reasonably acceptable to Seller.

5.2.4 Purchaser acknowledges that construction is in progress at the Property and agrees that, in the exercise of the right of access permitted hereby, it will (a) comply with any reasonable conditions and restrictions required by or on behalf of Seller’s contractor or its subcontractors and (b) not unreasonably interfere with or permit unreasonable interference with such contractor and subcontractors.

5.2.5 Except to the extent due to the gross negligence or willful misconduct of Seller or its agents, employees or contractors, Purchaser agrees to indemnify, defend and hold harmless Seller and its affiliates, members, managers, partners, shareholders, parents, subsidiaries, officers, directors, agents, employees, consultants, contractors, subcontractors and representatives from any loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, arising from the exercise by Purchaser or its engineers, architects, employees, consultants, agents or representatives of the right of access under this Agreement or out of any of the foregoing; provided, however, such indemnity shall not cover any claims, damages, liabilities, losses, costs or expenses resulting from the mere discovery (but not exacerbation) of the presence of hazardous materials at the Property or of the existence of other defects or conditions with respect to the Property, including any diminution of value of the Property as a result thereof. The indemnity in this Section 5.2.5 shall survive the Closing or any termination of this Agreement.

5.2.6 Purchaser agrees to give Seller one (1) business day’s prior written or email notice of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves. If the Closing does not occur for any reason other than Seller’s breach of this Agreement, Purchaser agrees to provide Seller upon Seller’s request with a copy of any written inspection or test report or summary prepared by any third party, provided that (a) Purchaser shall not be required to deliver to Seller any proprietary information regarding Purchaser, any reports or analyses concerning the valuation or potential performance of the property, or any information that is privileged or is otherwise legally protected from disclosure and (b) such delivery shall be on an as-is basis, without representation or warranty by Purchaser.

5.2.7 Purchaser agrees that any inspection, test or other study or analysis of the Property shall be performed at Purchaser’s expense and in strict accordance with applicable law.

5.2.8 Purchaser agrees at its own expense to promptly repair or restore the Property, if any inspection or test requires or results in any damage to or alteration of the condition of the Property. The obligations set forth in this Section 5.2.8 shall survive the Closing or any termination of this Agreement.

5.2.9 In the event of a conflict between the terms of the Property Access Agreement between the parties dated January 18, 2015 and the terms of this Agreement, the terms of this Agreement shall prevail.

5.3 Investigation Period. Purchaser shall have the right to make the following investigations.

5.3.1 Title and Survey. Prior to the Effective Date, Purchaser had the opportunity to review the Title Report and Survey and based thereon has elected not to make any objections thereto (“Title Objections”) other than the following: Items 9, 10 and 13 of the printed exceptions and Item 6 of the pre-printed exceptions. Such election is conclusively deemed to be Purchaser’s full and complete approval of the Title Report and the Survey and any matter disclosed therein.

5.3.2 General Investigation. In addition, Purchaser shall have from the Effective Date until Monday, February 9, 2014, at 5:00 PM (Pacific Time) (the “Investigation Period”) to notify Seller that, as a result of Purchaser’s review of any documents (other than the Title Report or the Survey) or Purchaser’s investigation of the Property or for any reason or no reason in Purchaser’s sole discretion, Purchaser terminates this Agreement. If Purchaser fails to give notice of termination prior to the expiration of the Investigation Period, such failure shall be conclusively deemed to be Purchaser’s election to proceed with the transaction described in this Agreement after consideration of any and all such matters and a satisfaction of this condition and Purchaser shall thereafter have no right to terminate the Agreement pursuant to Section 5.3.

5.4 Effect of Termination. If Purchaser terminates this Agreement in accordance with Section 5.3, then subject to Section 5.2, all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement).

5.5 No Obligation to Cure. Nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Purchaser or to spend any money or incur any expense in order to do so; provided, however, that Seller shall remove, as of the Closing, all liens evidencing any deed of trust or mortgage (and related documents) securing financing obtained by Seller, as well as all judgment liens against Seller, mechanics’ liens related to any work undertaken by Seller and liens evidencing delinquent taxes which Seller has failed to pay.

5.6 Copies of Third Party Reports. If the Closing does not occur for any reason other than Seller’s breach of this Agreement and either the Investigation Period is extended for any reason, including by amendment to this Agreement or Seller otherwise requests, Purchaser, within three days after such extension or request, shall provide Seller with copies of all third party reports and work product generated with respect to the Property on the terms set forth in Section 5.2.6 above.

ARTICLE VI

THE CLOSING

6.1 Date and Manner of Closing. Escrow Agent shall close the escrow (the “Closing”) as soon as all conditions to closing contained in this Agreement have been satisfied (or deemed satisfied) or waived in writing which shall in any event be not later than February 24, 2015 (the “Final Closing Date”), time being of the essence (subject only to Seller’s express rights of remedy or cure provided herein, in which event Seller will give Purchaser not less than three (3) business days notice of the date of Closing), by recording and delivering all documents and funds as set forth in ARTICLE VIII.

ARTICLE VII

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1 Prorations. Prior to the Closing, Seller shall determine the amounts of the prorations in accordance with this Agreement and notify Purchaser thereof. Purchaser shall review and approve such determination promptly and prior to the Closing, such approval not to be unreasonably withheld or delayed. Thereafter, Purchaser and Seller shall each inform Escrow Agent of such amounts.

7.1.1 Certain Items Prorated. In accordance with the notifications, Escrow Agent shall prorate between the parties (and the parties shall deposit funds therefor with Escrow Agent or shall instruct Escrow Agent to debit against sums held by Escrow Agent owing to such party), as of 12:01 a.m. on the day of Closing, all income and expenses with respect to the Property and payable to or by the owner of the Property, including, without limitation: (i) all real property taxes and assessments on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation and after the Closing, when the actual real property taxes are finally fixed, Seller and Purchaser shall promptly make a recalculation of such proration, and the appropriate party shall make the applicable payment reflecting the recalculation to the other party); (ii)

rents and other tenant payments and tenant reimbursements (collectively, “Tenant Payments”), if any, received under the Leases; (iii) Tenant Payments, whether collected or not, for any tenant which is not delinquent on all Tenant Payments through the month prior to the month of the Closing; (iv) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing, unless Seller elects to close its own applicable account, in which event Purchaser shall open its own account and the respective charges shall not be prorated; (v) amounts prepaid and amounts accrued but unpaid on the Assumed Contracts; and (vi) periodic fees for licenses, permits or other authorizations with respect to the Property. The adjustment obligation in item (i) above shall survive the Closing.

7.1.2 Leasing Commissions; Tenant Improvement Costs. [Intentionally deleted.]

7.1.3 Taxes. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller. Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Purchaser after deducting the reasonable out-of-pocket expenses of collection thereof. This apportionment obligation shall survive the Closing.

7.1.4 [Intentionally deleted.]

7.1.5 Adjustments. If real property taxes are apportioned at Closing based on the tax rate for the preceding period applied to the latest assessed valuation (or based on such other estimate as the parties may agree) and when actual or better estimates of tax rates and assessed valuation become available, the parties agree to reapportion such real property taxes based on such updated information. If neither Seller nor Purchaser has received written request from the other within a reasonable period following such date, to reapportion such real property taxes, then Purchaser and Seller shall each be deemed to have waived any right to seek such reapportionment. If after the Closing, supplemental real estate taxes are assessed against the Property by reason of any event occurring prior to the Closing, including with respect to a prior fiscal year, Purchaser and Seller shall adjust the proration of real estate taxes such that Seller is responsible for the taxes for the period prior to Closing and Purchaser is responsible for taxes on and after the Closing. Notwithstanding the foregoing, Purchaser and Seller acknowledge and agree that there shall be no such adjustment with respect to any increases in real estate taxes attributable to the Seller Work but that Seller shall be fully responsible for all supplemental taxes assessed for the period prior to Closing due to the work performed by Seller at the Property in 2012-2013.

7.2 Seller’s Closing Costs. Seller shall pay the following closing costs: (i) all premiums and charges of the Title Company for the CLTA portion of the owner’s title policy (and excluding any extended coverage or endorsements requested by Purchaser) to be issued at Closing, (ii) the commission due Seller’s Broker and that due Purchaser’s Broker in the amount of two percent (2%) of the Purchase Price, (iii) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (iv) all City and County transfer taxes, sales taxes and similar charges, if any, applicable to the transfer of the Property to Purchaser, (v) all escrow fees, and (vi) all fees due its attorneys.

7.3 Purchaser’s Closing Costs. Except as set forth in Section 7.2 above, Purchaser shall pay all closing costs, including, without limitation: (i) all premiums and charges of the Title Company for any extended owner’s title policy coverage and any endorsements requested by Purchaser to be issued at Closing, (ii) the cost of any new survey of the Property or any update of the Survey, (iii) any costs incurred in connection with Purchaser’s investigation of the Property pursuant to ARTICLE V, including the cost of any new environmental assessment commissioned by Purchaser, (iv) all fees due its attorneys and all costs of Purchaser’s due diligence, including fees due its consultants, and (v) all lenders’ fees related to any financing to be obtained by Purchaser. All other closing costs not set forth in Section 7.2 above and this Section 7.3 shall be apportioned between Seller and Purchaser in accordance with the custom in the County of Santa Clara, California.

ARTICLE VIII

DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1 Delivery of the Purchase Price. At the Closing, Escrow Agent shall deliver the Purchase Price to Seller.

8.2 Other Monetary Disbursements. Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (ii) to Purchaser, or order, as instructed by Purchaser, any excess funds therefore delivered to Escrow Agent by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.

8.3 Recorded Documents. Escrow Agent shall cause the Deed and any other documents that Purchaser desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was required.

8.4 Documents to Purchaser. Escrow Agent shall at the Closing deliver by overnight express delivery to Purchaser the following:

(1)	one conformed copy of the Deed showing all recording data;

(2)	two originals of the Assignment of Leases and Contracts;

(3)	two originals of the Bill of Sale;

(4)	two originals of the FIRPTA Affidavit;

(5)	two originals of the California Form 593-C;

(6)	one original of the Closing Statement; and

(7)	one original of the Title Policy.

8.5 Documents to Seller. Escrow Agent shall at the Closing deliver by overnight express delivery to Seller, the following:

(1)	one conformed copy of the Deed showing all recording data;

(2)	two originals of the Assignment of Leases and Contracts;

(3)	two originals of the Bill of Sale;

(4)	two originals of the FIRPTA Affidavit;

(5)	two originals of the California Form 593-C;

(6)	one original of the Closing Statement; and

(7)	one copy of the Title Policy.

8.6 All Other Documents. Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was required.

ARTICLE IX

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1 Return of Seller’s Documents. If escrow or this Agreement is terminated for any reason, Purchaser shall, within five (5) days following such termination, deliver to Seller all documents and materials relating to the Property previously delivered to Purchaser by Seller and, unless this Agreement is terminated due to Seller’s default, copies of all reports, studies, documents and materials obtained by Purchaser from third parties in connection with the Property and Purchaser’s investigation thereof as provided in Section 5.2.6. Such items shall be delivered without representation or warranty as to accuracy or completeness and with no right of Seller to rely thereon without the consent of the third party. Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent’s possession to Seller and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Seller (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.2 Return of Purchaser’s Documents. If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Purchaser and then in Escrow Agent’s possession to Purchaser and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Purchaser (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.3 Deposit. If escrow or this Agreement is terminated (i) pursuant to Section 5.3, Section 10.2, ARTICLE XII, Section 11.1 or Section 11.1.10; or (ii) due to the failure of a condition set forth in Section 3.1, then, subject to Section 5.2, Purchaser shall be entitled to obtain the return of the Deposit pursuant to Section 9.4 below. If the Closing does not take place and escrow or this Agreement is terminated for any other reason, Seller shall be entitled to the Deposit by retaining or causing Escrow Agent to deliver the Deposit to Seller pursuant to Section 9.4 below.

9.4 Disbursement of Deposit. If Escrow Agent receives a notice from either party instructing Escrow Agent to deliver the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other party within three (3) days after receipt of the notice. If the other party does not object to the delivery of the Deposit as set forth in the notice within three (3) business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit to the party requesting it pursuant to the notice. Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit. Notwithstanding the foregoing, if Purchaser promptly terminates the Agreement prior to the expiration of the Investigation Period, Escrow Agent shall deliver the Deposit to Purchaser without the necessity of the consent of (or the failure to object by) Seller.

9.5 No Effect on Rights of Parties; Survival. The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under ARTICLE X with respect to the enforcement of this Agreement. The obligations under this ARTICLE IX shall survive termination of this Agreement.

ARTICLE X

DEFAULT

10.1 Seller’s Remedies. If, for any reason whatsoever (other than the failure of a condition set forth in Section 3.1 and other than a termination of this Agreement pursuant to Section 5.3, Section 10.2, ARTICLE XII, Section 11.1 or Section 11.1.10), Purchaser fails to complete the acquisition as herein provided, Purchaser shall be in breach of its obligations hereunder and Seller shall be released from any further obligations hereunder. BY INITIALING BELOW, PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 10.1, IF PURCHASER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL AND TRANSFER THE PROPERTY OR REFUSES TO CONSENT TO OR INSTRUCT RELEASE OF THE DEPOSIT TO SELLER IF REQUIRED BY ESCROW AGENT (EACH A “PURCHASER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION 10.1 FROM BRINGING AN ACTION AGAINST PURCHASER SEEKING EXPUNGEMENT OR RELIEF FROM ANY IMPROPERLY FILED LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND/OR RECOVERING FEES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF ANY PURCHASER’S ACTION BUT ONLY TO THE EXTENT THAT SELLER IS THE PREVAILING PARTY; AND THE AMOUNT OF ANY SUCH FEES, COSTS AND EXPENSES AWARDED TO SELLER SHALL BE IN ADDITION TO THE LIQUIDATED DAMAGES SET FORTH HEREIN. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A

FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE §3275 OR §3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER UNDER CALIFORNIA CIVIL CODE §§1671, 1676 AND 1677. NOTHING IN THIS AGREEMENT SHALL, HOWEVER, BE DEEMED TO LIMIT PURCHASER’S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF PURCHASER’S INDEMNITY OBLIGATIONS UNDER SECTION 5.2.5 ABOVE OR FOR ATTORNEYS’ FEES AND COSTS AS PROVIDED IN SECTION 16.5 BELOW OR FOR BREACH OF THE CONFIDENTIALITY PROVISION SET FORTH IN SECTION 13.6 BELOW.

ACCEPTED AND AGREED TO:

/s/ Michael Embree	/s/ Toh-Seng Ng
Seller	Purchaser

10.2 Purchaser’s Remedies. If the sale is not completed as herein provided solely by reason of any material default of Seller, Purchaser shall be entitled, as its sole and exclusive remedy, to either (i) (a) terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Purchaser in the Property) and (b) if Purchaser so elects, pursue an action at law for recovery of Purchaser’s actual out-of-pocket third-party costs incurred as part of Purchaser’s due diligence efforts hereunder, subject to a cap of $50,000.00, which action must be commenced, if at all, within the one hundred eighty (180) day period following the occurrence of such material default of Seller (the “Limitation Period”); provided, however, that if, within the Limitation Period, Purchaser gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for third-party costs, as aforesaid, as a consequence of Seller’s failure to cure or (ii) treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement, provided that Purchaser must commence any action for specific performance within one hundred eighty (180) days after the scheduled Final Closing Date. Purchaser waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages (other than for costs under (i)(b) above), punitive damages or consequential damages. In no case shall Seller ever be liable to Purchaser under any statutory, common law, equitable or other theory of law, either prior to or following the Closing, for any lost rents, profits, “benefit of the bargain,” business opportunities or any form of consequential damage in connection with any claim, liability, demand or cause of action in any way or manner relating to the Property, the condition of the Property, this Agreement, or any transaction or matter between the parties contemplated hereunder. Purchaser’s remedies hereunder are in addition to the right to receive the return of the Deposit, subject to Section 9.4, to the extent it is not applied to the Purchase Price in connection with Purchaser’s action for specific performance.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1 Seller’s Warranties and Representations. The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct. If Seller has actual knowledge that any of the representations and warranties contained in this ARTICLE XI may cease to be true, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based). As used in this Section 11.1, the phrase “to the extent of Seller’s actual knowledge” shall mean the actual knowledge of Mark S. Whiting and Michael J. Embree. There shall be no duty imposed or implied to investigate, inquire, inspect, or audit any such matters, and there shall be no personal liability on the part of such parties. Notwithstanding anything in this Agreement to the contrary, if any fact, condition or circumstance is known to Purchaser at any time prior to or as of the expiration of the Investigation Period, and such fact, condition or circumstance contradicts or renders untrue any representation or warranty in this Section 11.1, then such representation or warranty shall be cancelled, superseded and of no effect to the full extent of such contradiction or untruth. Furthermore, if at any time after the expiration of the Investigation Period and prior to Closing, Purchaser discovers a breach (or facts evidencing the reasonable likelihood of a breach) of any representation or warranty made in this Agreement by Seller, Purchaser shall (within three (3) business days after discovery of such breach or facts) provide Seller with written notice thereof. Seller shall thereafter use commercially reasonable efforts, but only after expiration of the Investigation Period, to cure or remedy any such breach within ten (10) days of Seller’s receipt of such notice and shall notify Purchaser in writing whether it was successful in doing so by the end of such ten (10) day period (and the Closing shall be extended, if necessary, to enable Seller to cure any such breach within such ten (10) day period). If Seller fails to cure any such breach of any representation or warranty first discovered by Purchaser after the expiration of the Investigation Period and prior to Closing, then Purchaser’s sole remedy (which shall be exercised within three (3) business days after the end of Seller’s ten (10) day cure period) shall be to either: (i) terminate this Agreement, upon delivery of written notice thereof to Seller, whereupon the Deposit, if then paid, shall be returned to Purchaser, and this Agreement shall automatically terminate and neither party shall have any further rights or obligations hereunder (except as expressly provided in this Agreement); or (ii) to close the acquisition of the Property, take the Property “AS-IS” with no further obligation or liability on the part of Seller as to the representation or warranty breached as set forth in Purchaser’s notice and without any reduction in the Purchase Price, escrow retention or other claim against Seller and with such representation or warranty being cancelled, superseded and of no effect to the full extent of such breach. Purchaser shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement or any files, documents, materials, analyses, studies, tests, or reports delivered to, or obtained by, Purchaser prior to the Closing contains information which is inconsistent with such representation or warranty.

11.1.1 No Broker. Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except Jeff Houston of CBRE (the “Seller’s Broker”). Seller shall pay a brokerage commissions to the Seller’s Broker in accordance with a separate agreement. Seller shall indemnify and hold harmless Purchaser from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 11.1.1 or if the same shall be based on any statement, representation or agreement by Seller with respect to the payment of any brokerage commissions or finder’s fees.

11.1.2 Organization. Seller has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Property is located.

11.1.3 Power and Authority. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the person(s) executing this Agreement on behalf of Seller is duly authorized to do so.

11.1.4 Proceedings. Seller has not received any written notice of any pending or threatened condemnation or similar proceeding affecting any part of the Property.

11.1.5 Contravention. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

11.1.6 Compliance. Seller has not received written notice from any governmental authority that the Property is not in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied.

11.1.7 Litigation. To the extent of Seller’s actual knowledge, there is no litigation affecting the Property.

11.1.8 Status. There are currently no (i) tax appeals or certiorari proceedings with respect to the Property, (ii) agreements concerning the operation and maintenance of the Property entered into by Seller which will affect the Property after Closing other than the Contracts or (iii) leases or other occupancy rights with respect to the Property (other than rights of Landmark Builders pursuant to the construction contract with respect to the Seller Work).

11.1.9 PATRIOT Act.

(1) Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(2) Seller:

(a) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(b) is not a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c) is not owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

11.1.10 PATRIOT Act Notice. Seller hereby covenants and agrees that if Seller obtains knowledge that Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller.

11.2 Purchaser’s Warranties and Representations. The matters set forth in this Section 11.2 constitute representations, warranties and covenants by Purchaser which are now and shall, at the Closing, be true and correct.

11.2.1 No Broker. Purchaser has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except Don Lonsinger of CBRE (the “Purchaser’s Broker”). At Closing, Seller shall pay a brokerage commissions to the Purchaser’s Broker in the amount of two percent (2%) of the Purchase Price. Purchaser shall indemnify and hold harmless Seller from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 11.2.1, to the extent that (i) any commission is owed such Purchaser’s Broker in excess of such two percent (2%) amount based on any statement, representation or agreement by Purchaser, or (ii) if the same shall be based on any statement, representation or agreement by Purchaser with respect to the payment of any brokerage commissions or finder’s fees.

11.2.2 Power and Authority. Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the person(s) executing this Agreement on behalf of Purchaser is duly authorized to do so.

11.2.3 Independent Investigation. The consummation of this transaction shall constitute Purchaser’s acknowledgment that it has had the opportunity to independently inspect and investigate the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property and Seller’s representations in Section 11.1 above.

11.2.4 Purchaser Reliance. Purchaser is experienced in and knowledgeable about the ownership and management of real estate, and it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential and Seller’s representations in Section 11.1 above. Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except as expressly set forth in Section 11.1.

11.2.5 PATRIOT Act.

(1) Purchaser is in compliance with the Orders.

(2) Purchaser:

(a) is not listed on the Lists;

(b) is not a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(c) is not owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

11.2.6 PATRIOT Act Notice. Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser.

11.3 No Other Warranties and Representations. Except as specifically set forth in this ARTICLE XI, Seller has not made or authorized anyone to make, any warranty or representation as to the Leases, the Contracts, any written materials delivered to Purchaser, the persons preparing such materials, the truth, accuracy or completeness of such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement. Purchaser expressly acknowledges that no such warranty or representation has been made and that Purchaser is not relying on any warranty or representation whatsoever other than as is expressly set forth in this ARTICLE XI. Purchaser shall accept the Property “as is” and in its condition on the date of Closing subject only to the express provisions of this Agreement and hereby acknowledges and agrees that, except as expressly set forth in Section 11.1 of this Agreement, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO, THE PROPERTY.

11.3.1 No Environmental Representations. Seller makes no representations or warranties as to whether the Property contains asbestos, radon or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos, radon or any hazardous materials or harmful or toxic substances, except as expressly set forth in Section 11.1 above, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.

11.3.2 Release of Claims. Subject to the express provisions hereof, Purchaser acknowledges and agrees that Seller makes no representation or warranty as to, and Purchaser, for itself, its successors and assigns, hereby waives and releases Seller and its affiliates, members, managers, partners, shareholders, parents, subsidiaries, officers, directors, agents, employees, consultants, contractors, subcontractors, representatives, successors and assigns, and all persons, firms, corporations and organizations in its behalf (“Released Parties”) from any present or future claims, at law or in equity, whether known or unknown, foreseeable or otherwise, arising from or relating to, the Property, this Agreement or the transactions contemplated hereby, including without limitation the presence or alleged presence of asbestos, radon or any hazardous materials or harmful or toxic substances in, on, under or about the Property, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law. This release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release to Seller. Purchaser specifically waives the provision of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

In this connection and to the extent permitted by law, Purchaser hereby agrees, represents and warrants, which representation and warranty shall survive the Closing and not be merged with the Deed, that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants, which representation and warranty shall survive the Closing and not be merged with the Deed, that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder.

Seller has given Purchaser material concessions regarding the transaction contemplated by this Agreement in exchange for Purchaser agreeing to the provisions of this Section 11.3.2. Seller and Purchaser have each initialed this Section 11.3.2 to further indicate their awareness and acceptance of each and every provision hereof.

Notwithstanding anything to the contrary in this Agreement, the foregoing releases shall not release or relieve Seller from liability due to Seller’s violation of express representations or covenants under this Agreement or any closing documents or any act of fraud or intentional misrepresentation by Seller.

/s/ M. Embree	/s/ T.S.
Seller’s Initials	Purchaser’s Initials

This Section 11.3.2 shall survive the Closing forever.

ARTICLE XII

CASUALTY AND CONDEMNATION

Prior to Closing, the entire risk of loss or damage to the Property shall be borne by Seller. Promptly upon learning thereof, Seller shall give Purchaser written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing. If prior to the Closing all or a material portion of the Property is condemned, damaged or destroyed by an insured casualty, Purchaser shall have the option of either (i) applying the proceeds of any condemnation award or payment under any insurance policies (other than business interruption or rental loss insurance) toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of Seller’s right, title and interest in any such awards or payments not theretofore received by Seller, or (ii) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within ten (10) days after Purchaser has received written notice from Seller of such material condemnation, damage or destruction. If, prior to the Closing, a portion of the Property is condemned, damaged or destroyed and such portion is not a material portion of the Property, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller and Seller shall assign to Purchaser all of Seller’s right, title and interest in any unpaid awards or payments. For purposes of this ARTICLE XII, the term “material portion” shall mean condemnation, damage or destruction of a portion of the Property, the value of which is greater than Five Hundred Thousand Dollars ($500,000) or an absence of reasonable access to the Property. If the damage or destruction arises out of an uninsured risk, Seller shall elect, by written notice within ten (10) days of the occurrence of such damage or destruction either to terminate this Agreement or to close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser.

ARTICLE XIII

CONDUCT PRIOR TO CLOSING

13.1 Conduct. From and after the date hereof, Seller shall operate the Property in accordance with its standard business procedures and maintain reasonable and customary levels and coverages of insurance. In addition, prior to the Closing, Seller shall (i) complete, in a good and workmanlike, lien-free manner, and pay for in full (subject to retained amounts described in Exhibit I), all of the Seller Work, including the work described in the finish schedule dated January 29, 2015, delivered by Seller to Buyer, except for that work described in Exhibit I (the “Post-Closing Work”) and (ii) provide unconditional lien waivers to Purchaser for all such work;

provided, however, that such unconditional lien waivers shall not be required if the Title Company is willing to issue the Title Policy without exception for mechanic’s liens. If Seller is unable (or reasonably believes it will be unable) to complete any portion of the Seller Work (other than the Post-Closing Work) prior to Closing, Seller shall be entitled to extend the Final Closing Date for a period of up to thirty (30) days by written notice to Purchaser, which notice shall include a specific description of the portion of the Seller Work which has not or is anticipated not to be completed prior to Closing (the “Unfinished Seller Work”); provided, however, if Seller provides such written notice, Purchaser shall be entitled by written notice delivered to Seller within two (2) days of receipt of Seller’s notice to instead have such Unfinished Work added to Exhibit I, in which event (A) the Post-Closing Work shall be deemed to include the Unfinished Seller Work, and (ii) the Final Closing Date shall not be extended as set forth in Seller’s notice above. Seller shall complete the Post-Closing Work no later than forty-five (45) days after the Final Closing Date, and Seller shall use commercially reasonable efforts to perform all Post-Closing Work in a manner which reasonably minimizes disruption to the operations and any construction work of Purchaser on the Property. Seller shall cause Purchaser to be named as an additional insured on any liability insurance required to be carried by Landmark Builders under the construction contract for the Seller Work and shall cause such insurance to be maintained in effect during the course of the Post-Closing Work. Before any personnel enter the Property after Closing to perform the Post-Closing Work, Seller shall deliver certificates of insurance to Purchaser evidencing such coverage.

13.2 Actions Prohibited. From and after the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not, without the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed:

13.2.1 make any material alterations or additions to the Property except as (a) required for maintenance and repair or (b) required by this Agreement;

13.2.2 sell, transfer, encumber or change the status of title of all or any portion of the Property;

13.2.3 change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to it; or

13.2.4 cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser after the Closing.

13.3 Assumed Contracts; Non-Assumed Contracts. By no later than the end of the Investigation Period, Purchaser shall notify Seller in writing as to which of the Contracts Purchaser does not elect to assume at Closing. If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have elected not to assume the Contracts. Seller shall notify the vendors under those Contracts which Purchaser has not agreed to assume (or deemed not to have agreed to assume) (the “Non-Assumed Contracts”) as of Closing that, provided that Closing occurs hereunder, Seller shall terminate such Contracts, effective as of the Final Closing Date, and Seller shall pay any applicable termination fees; provided however, if any such Non-Assumed Contracts do not permit Seller to terminate same as of the Final Closing Date, Purchaser shall be required at Closing to assume in writing all obligations thereunder arising from and after the Final Closing Date (except for the termination fee, which shall be paid by Seller) until the effective date of the termination.

13.4 Modification of Existing Leases and Contracts. Prior to the expiration of the Investigation Period, Seller may cancel, amend and modify any of the Leases and any of the Contracts, provided notice is given to Purchaser within five (5) business days after such action and in any event at least five (5) business days prior to the expiration of the Investigation Period. After the expiration of the Investigation Period, Seller may not cancel, amend, or modify any material Contracts or Leases, in a manner binding upon Purchaser after the Closing, unless Seller gives Purchaser notice within five (5) business days after such action and provided such action is (i) required by any of the Leases or any of the Contracts or (ii) approved by Purchaser. Notwithstanding the foregoing or anything else contained in this Agreement, Seller shall be entitled to terminate the Non-Assumed Contracts.

13.5 New Leases and Contracts. From and after the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not, without the prior written approval of Purchaser, enter into any new Leases of the Property. From and after the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not enter into any contracts, in a manner binding upon Purchaser after the Closing, unless Seller gives Purchaser notice within five (5) business days after such action and provided such action is (i) required by any of the Leases or Contracts or (ii) approved by Purchaser. If Seller shall request Purchaser’s approval to any of the foregoing matters, Purchaser shall have three (3) business days from its receipt of such request to give Seller notice of its approval or disapproval of such matter. If Purchaser does not give such notice, such matter shall be deemed approved by Purchaser.

13.6 Confidentiality. Purchaser shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Purchaser, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than investors or prospective investors in Purchaser or the principals of Broker, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement; provided, however, after expiration of the Investigation Period and so long as Purchaser has not terminated this Purchase Agreement, Purchaser shall be entitled to personally inform its customers, suppliers, architects, contractors and other persons reasonably connected to Purchaser’s business of the fact that Purchaser is acquiring the Property. Notwithstanding the foregoing, except as required by law, in no event shall Purchaser shall at any time issue a press release, post on Purchaser’s web-site (or that of an affiliate thereof) or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior written approval of Seller. Purchaser agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents and the results of all tests and studies of the Property (collectively, the “Proprietary Information”) are confidential and Purchaser shall not, prior to the Closing, disclose any Proprietary Information to any other person except those assisting it with the analysis of the Property and its agents, employees, contractors, representatives and current and prospective lenders and investors, and only after procuring such person’s agreement to abide by these confidentiality restrictions, except to the extent disclosure is required by law or in litigation between Seller and Purchaser. The requirements of this Section 13.6 shall not apply to information which (a) is now public knowledge, or becomes public knowledge in the future, or then through acts or omissions of Purchaser in violation of this Section 13.6; (b) was properly known to Purchaser without any restriction on use or disclosure, (c) is disclosed at any time to Purchaser by a third party that had a lawful right to disclose it without any restriction on use or disclosure, or (d) is developed by the Purchaser independently of its Property inspections.

13.7 Right to Cure. If any title defect or other matter which would entitle Purchaser to terminate this Agreement shall first arise after the date of this Agreement and prior to the Closing or if Seller shall have breached any representation or warranty hereunder, Seller may elect, by written notice to Purchaser, to cure such title defect or other matter by causing it to be removed or insured over to cure such breach and Seller may adjourn the Closing for up to five days to do so. Nothing contained in this Section 13.7 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so.

ARTICLE XIV

NOTICES

All notices, demands or other communications given hereunder, by the parties hereto or their respective counsel on their behalf, shall be in writing, and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) on the third (3rd) business day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service, or (iii) upon the receipt by facsimile transmission as evidenced by a receipt transmission report (followed by delivery by one of the other means identified in (i)-(ii)), or (iv) upon email transmission provided prior to 5PM Pacific Time, otherwise such delivery shall be deemed to have been on the next day (followed by delivery by one of the other means identified in (i)-(iii)), addressed as follows:

If to Purchaser, to:

Fabrinet

3736 Fallon Road, #428

Dublin, CA 94568

Attention: Colin R. Campbell

Telephone: (925) 381-5370

Telecopy: (662) 524-9661

colinc@fabrinet.com

and to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Susan P Reinstra, Esq.

Telephone: (650) 493-9300

Telecopy: (650) 493-6811

sreinstra@wsgr.com

If to Seller, to:

Drawbridge Patrick Henry, LLC

c/o Drawbridge Realty Partners, LP

Three Embarcadero Center, Suite 2310

San Francisco, California 94111

Attention: Mark S. Whiting/Charles B. McEachron

Telephone: (415) 391-8300

Telecopy: (415) 391-4430

mwhiting@dbrtrust.com; cmceachron@dbrtrust.com

with a copy to:

Goldberg Real Estate Law

Four Embarcadero Center, 14th Floor

San Francisco, CA 94111

Attention: Mark R. Goldberg, Esq. mark@goldberg-relaw.com

Facsimile: 866-795-0514

If to Escrow Agent, to:

First American National Title

1737 N. First Avenue, Suite 100

San Jose, CA 95112

Attn: Carol M. Herrera/Michael D. Hickey

cmherrera@firstam.com

mhickey@firstam.com

Facsimile: 408-451-7836

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

ARTICLE XV

TRANSFER OF POSSESSION

15.1 Transfer of Possession. Possession of the Property shall be transferred to Purchaser at the time of Closing subject to the Permitted Encumbrances.

15.2 Delivery of Documents at Closing. At the time of Closing, Seller shall deliver to Purchaser originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property. Purchaser acknowledges and agrees that the documents set forth on Schedule 4 shall be delivered by Seller to Purchaser on a post-closing basis promptly on receipt by Seller.

ARTICLE XVI

GENERAL PROVISIONS

16.1 Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

16.2 Exhibits. All exhibits referred to herein and attached hereto are a part hereof.

16.3 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

16.4 Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

16.5 Attorneys’ Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

16.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

16.7 Time of Essence. Time is of the essence to this Agreement and to all dates and time periods set forth herein. If any date in this Agreement falls on a day other than a business day, then, in such event, such date shall be extended to the next business day.

16.8 Survival of Warranties. Only those warranties and representations contained in Sections 11.1 and 11.2 and the provisions of Section 1.1.1 shall survive the Closing, the delivery of the Deed and the payment of the Purchase Price, provided that (i) such representations and warranties (but not such provisions) shall cease and terminate nine (9) months after the date of Closing, except in respect of any representation or warranty as to which Purchaser or Seller, as the case may be, shall have commenced, on or before the expiration of such nine (9) month period, a legal proceeding based on the breach thereof as of the date of Closing, and then only for so long as such proceeding shall continue and limited to the breach therein claimed, (ii) Seller shall have no liability to Purchaser with respect thereto unless and until the damages suffered by Purchaser as a result thereof shall equal or exceed $50,000 in the aggregate, and (iii) the maximum total liability for which Seller shall be responsible with respect to all representations and warranties shall not exceed the Maximum Liability Cap in the aggregate. Unless otherwise expressly herein stated to survive, all other representations, covenants, indemnities, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing. Seller shall have no liability to Purchaser after Closing for any matter disclosed by Seller or learned by Purchaser prior to Closing.

16.9 Assignment by Purchaser. Purchaser shall not be entitled to assign any of Purchaser’s rights or duties under this Agreement without the prior written consent of Seller; provided, however, that Purchaser will be entitled to assign this Agreement to an affiliated entity wholly-owned and controlled by Purchaser which has, in Seller’s reasonable judgment, the financial capacity to perform the obligations of Purchaser thereunder. No such assignment by Purchaser shall relieve Purchaser of its obligations under this Agreement. In connection with any such permitted assignment, (i) Purchaser shall deliver to Seller written notice of its intention to do so at least ten (10) Business Days prior to Closing, which notice shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request including compliance with Section 11.2.6; and (ii) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance satisfactory to Seller.

16.10 Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

16.11 Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 16.9).

16.12 Interpretation. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

16.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

16.14 Recordation. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

16.15 Limitation on Liability. In any action brought to enforce the obligations of Seller under this Agreement or any other document delivered in connection herewith, the judgment or decree shall be subject to the provisions of Section 16.8 and shall, otherwise in any event, be enforceable against Seller only up to a maximum of $750,000 (“Maximum Liability Cap”). No shareholder, officer, director, employee or agent of or consultant to, or of, Seller shall be held to any personal liability hereunder, and no resort shall be had to their property or assets, for the satisfaction of any claims hereunder or in connection with the affairs of Seller. Furthermore, Seller’s liability under this Agreement is explicitly limited to the amount of Seller’s interest in the Property, including any proceeds thereof. Purchaser shall have no recourse against any other property or assets of Seller, or to any of the past, present or future, direct or indirect, affiliates, members, managers, partners, shareholders, parents, subsidiaries, officers, directors, agents, employees, consultants, contractors, subcontractors and representatives of Seller (collectively, “Seller Parties”) or of any of the assets or property of any of the foregoing other than Seller for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. Except as otherwise expressly set forth in this Section 16.14.1, no Seller Party other than Seller shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of Purchaser’s rights or remedies under or with respect to this Agreement, at law, in equity or otherwise. Purchaser shall not seek enforcement of any judgment, award, right or remedy against any property or asset of Seller or any Seller Parties other than Seller’s interest in the Property or any proceeds thereof. The provisions of this Section shall survive the termination of this Agreement.

16.16 Business Day. As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the State of California shall be permitted or required to close and all references to time of day herein shall refer to time in effect in the City of San Francisco.

16.17 Waiver of Jury Trial. PURCHASER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT. Each party hereby authorizes and empowers the other to file this Section 16.16 and this Agreement with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial. Purchaser and Seller agree and intend that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2).

16.18 Disclosures

16.18.1 Natural Hazard Disclosure. Escrow Agent will order and provide Purchaser with a natural hazard disclosure report prepared by a natural hazards consulting firm (“Natural Hazard Expert”) relating to the Property for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1103 et seq. and to report the results of its examination to Purchaser and Seller in writing. Purchaser acknowledges and agrees that nothing contained in any disclosure shall release Purchaser from its obligation, if any, to fully investigate the condition on the Property, including, without limitation, whether the Property is located in any natural hazard areas. Purchaser further acknowledges and agrees that (i) the natural hazard disclosures will be made in the standard form of report prepared by a third party, (ii) Seller shall have no liability for the accuracy or completeness of any such information, (iii) the matters set forth in the natural hazard disclosures may change on or prior to the Close of Escrow and (iv) Seller has no obligation to update, modify or supplement the natural hazard disclosures. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Purchaser agrees to provide Seller with a written acknowledgment of its receipt of the Natural Hazard Disclosure Statement.

16.18.2 Energy Performance Disclosure Information. Purchaser acknowledges that Seller is required to disclose certain information concerning the energy performance of the Property pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, the “Energy Disclosure Requirements”). Purchaser acknowledges receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (collectively, the “Energy Disclosure Information”) prior to the Effective Date, and agrees that Seller has timely complied in full with Seller’s obligations under the Energy Disclosure Requirements. Purchaser acknowledges and agrees that (i) Seller makes no representation or warranty regarding the energy performance of the Property or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the Property and that the energy performance of the Property may vary depending on future occupancy and/or use of the Property, (iii) Seller has no duty to update the Energy Disclosure Information except as expressly required pursuant to the Energy Disclosure Requirements and (iv) Seller shall have no liability to Purchaser for any errors or omissions in the Energy Disclosure Information. Further, Purchaser hereby releases Seller from any liability Seller may have to Purchaser relating to the Energy Disclosure Information, including, without limitation, any liability arising as a result of Seller’s failure to disclose the Energy Disclosure Information to Purchaser prior to the execution of this Agreement. Purchaser’s election to proceed with the transaction described in this Agreement after expiration of the Investigation Period shall be deemed Purchaser’s approval of the energy performance of the Property and the Energy Performance Disclosure Information. The terms of this Section shall survive the recordation of the Deed or any earlier termination of this Agreement.

16.19 1031 Exchange Cooperation. Purchaser may acquire the Property as part of an Internal Revenue Code Section 1031 tax deferred exchange for the benefit of Purchaser and Seller may convey the Property as part of an Internal Revenue Code Section 1031 tax deferred exchange for the benefit of Seller. Seller and/or Purchaser, as the case may be, agree to assist and cooperate with the other in such exchange at no cost, expense or liability to itself and further agree to execute any and all documents (subject to the reasonable approval of legal counsel) as are reasonably necessary in connection with such exchange; provided, however, such exchange may not delay Closing and the party engaging in the exchange shall indemnify, defend, protect and hold harmless the other party from and against any loss, cost, damage, claim, liability or expense (including attorneys’ fees) in connection therewith. Purchaser may be assigning all contract rights and obligations hereunder to a “qualified intermediary” or “exchange accommodation titleholder” as such terms are defined in the Internal Revenue Code, relevant Treasury regulations and relevant revenue procedures. As part of such exchange, neither Purchaser nor Seller shall be obligated to take title to, acquire or convey any other property as part of such exchange. No permitted assignment hereunder shall relieve Purchaser of liability hereunder.

ARTICLE XVII

ESCROW AGENT DUTIES AND DISPUTES

17.1 Other Duties of Escrow Agent. Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof. Escrow Agent’s only duties and responsibilities with respect to the Deposit shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement. Seller and Purchaser shall each be entitled to submit escrow instructions to the Escrow Agent in connection with the Closing so long as such instructions are consistent with the provisions of this Agreement.

17.2 Disputes. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within one hundred eighty (180) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of California pending a determination.

17.3 Reports. Escrow Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Sale, Purchase and Escrow Agreement has been executed as of the date first set forth above.

SELLER:

DRAWBRIDGE PATRICK HENRY, LLC,
a Delaware limited liability company

By:	Drawbridge Realty Operating Partnership, LLC, a Delaware limited liability company, Sole Member

	By:	/s/ Michael Embree
Its:

PURCHASER:

FABRITEK, INC., a California corporation

By:	/s/ Toh-Seng Ng
Name:	Toh-Seng Ng
Its:	President

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

FIRST AMERICAN NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Carol Herrera
Carol Herrera
[Print Name]

	Its:	Escrow Officer
Title

EXHIBIT A

DESCRIPTION OF LAND

All of that certain real property located in the City of Santa Clara, and County of Santa Clara, State of California and more particularly described as follows:

Parcel 20, as shown on Parcel Map filed December 29, 1976 in Book 386 of Maps, at Pages 4 and 5, Santa Clara County Records.

APN: 104-01-118

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF LEASES,

CONTRACTS AND OTHER PROPERTY INTERESTS

For good and valuable consideration, the receipt of which is hereby acknowledged, DRAWBRIDGE PATRICK HENRY, LLC, a Delaware limited liability company (“Assignor”), hereby irrevocably assigns, transfers and sets over to             , a             corporation (“Assignee”) all of Assignor’s right, title and interest in and to (i) the lease agreements (the “Leases”) enumerated on Schedule A attached hereto and made a part hereof, (ii) to the extent assignable, the contracts (other than the Non-Assumed Contracts (as defined in the Purchase Agreement, defined below)) (the “Contracts”) enumerated in Schedule B attached hereto and made a part hereof, (iii) to the extent assignable, any governmental permits and approvals (the “Permits and Approvals”) related to the improvements (the “Improvements”) located on the land (the “Land”) being conveyed by Assignor to Assignee by Deed, dated the date hereof, and (iv) to the extent assignable, all contract rights (including, without limitation, all existing third-party warranties and indemnitees, if any, on materials and equipment constituting a part of or used in the operation and maintenance of the Improvements), licenses, permits, certificates of occupancy, development rights, plans and specifications, surveys, soils reports, insurance proceeds by reason of damage to the Improvements, condemnation awards and all other rights, privileges or entitlements for the use and operation of the Land and the Improvements.

Assignee hereby assumes all obligations in connection with the Lease, the Contracts and the Permits and Approvals, arising or first becoming due and payable after the date hereof.

Assignor hereby represents and warrants only that it has not previously assigned the Lease, the Contracts, the Permits and Approvals, contract rights and other rights assigned hereby. Assignor makes no other representation or warranty in connection with this Assignment and, except for the foregoing, this Assignment is made without recourse to Assignor.

All terms of this Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

No modification, waiver, amendment, discharge or change of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

This Assignment shall be construed and enforced in accordance with the laws of the State of California.

In any action brought to enforce the obligations of Assignor under this Assignment, the judgment or decree shall be subject to Sections 16.8 and 16.15 of that certain Sale, Purchase and Escrow Agreement, dated as of             , between Assignor, Assignee, and First American National Title Insurance Company (the “Purchase Agreement”).

This Assignment may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment of this             day of             .

ASSIGNOR:

DRAWBRIDGE PATRICK HENRY, LLC,
a Delaware limited liability company

By:	Drawbridge Realty Operating Partnership, LLC, a Delaware limited liability company, Sole Member

By:
Its:

ASSIGNEE:

, a corporation

By:
Name:
Its:

SCHEDULE A

TO

ASSIGNMENT AND ASSUMPTION OF LEASES,

CONTRACTS AND OTHER PROPERTY INTERESTS

LIST OF LEASES

None.

SCHEDULE B

TO

ASSIGNMENT AND ASSUMPTION OF LEASES,

CONTRACTS AND OTHER PROPERTY INTERESTS

LIST OF CONTRACTS

[to be inserted]

EXHIBIT C

FORM OF BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that DRAWBRIDGE PATRICK HENRY, LLC, a Delaware limited liability company (“Seller”), for good and valuable consideration paid by            , a             (“Purchaser”), hereby sells to Purchaser, its successors and assigns, the personal property (“Personal Property”) more particularly referred to in Schedule A attached hereto.

TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns to and for its own use and behalf forever.

Purchaser agrees to pay all sales taxes payable by reason of the transfer to Purchaser of said Personal Property.

This Bill of Sale shall be without representation or warranty by, and without recourse to, Seller.

This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused these presents to be signed by their duly authorized officers as of             .

SELLER:

DRAWBRIDGE PATRICK HENRY, LLC,
a Delaware limited liability company

By:	Drawbridge Realty Operating Partnership, LLC, a Delaware limited liability company, Sole Member

By:
Its:

PURCHASER:

a

By:
Name:
Its:

EXHIBIT D

LEASES

None.

EXHIBIT E

CONTRACTS

1)	Bay Alarm Contract – Fire System Maintenance – dated April 9. 2012
2)	Bay Alarm – Commercial Alarm Services Agreement – dated January 24, 2012
3)	Bay Alarm – Elevator Monitoring Alarm – dated July 13, 2012
4)	Environmental Systems, Inc. – HVAC Preventive Maintenance Service Agreement – dated November 6, 2012
5)	Moreno & Associates, Inc. – Janitorial Services – dated October 23, 2012
6)	Dinsmore Landscape Company – Landscape Maintenance – dated May 7, 2014
7)	Pacific Coast Fire – Fire Sprinkler Maintenance – dated April 10, 2013
8)	Security Code 3 – Security Patrols – dated September 15, 2014
9)	Security Code 3 – Security Patrols – dated October 5, 2012
10)	ThyssenKrupp Elevator Corporation – Elevator Maintenance Agreement – last executed March 1, 2013

EXHIBIT F

FIRPTA AFFIDAVIT

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

To inform [PURCHASER ENTITY], a             (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by [Insert non-disregarded Drawbridge entity], a Delaware limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.	Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ; and

4.	Transferor’s office address is Three Embarcadero Center, Suite 2310, San Francisco, California 94111.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated:

[Insert Drawbridge Parent Entity],

a Delaware limited liability company

By:
Its:

EXHIBIT G

FORM OF DEED

Recording Requested By and
When Recorded Mail to:

Attn:

MAIL TAX STATEMENTS TO:

Attn:

GRANT DEED

Assessor Parcel Number:

For valuable consideration, receipt of which is acknowledged, DRAWBRIDGE PATRICK HENRY, LLC, a Delaware limited liability company (“Grantor”), hereby grants to             , a             (“Grantee”), the real property in the City of Santa Clara, County of Santa Clara, State of California, described in Exhibit A attached hereto and made a part hereof (the “Property”), together with all of Grantor’s right, title and interest in and to all easements, privileges and rights appurtenant thereto and all minerals, oil and gas thereunder.

This conveyance is subject to matters of record specified on Exhibit B attached hereto and made a part hereof.

[Signature page to follow]

IN WITNESS WHEREOF, Grantor has caused this instrument to be executed by its Authorized Signatory.

Dated:             , 2015.

DRAWBRIDGE PATRICK HENRY, LLC,
a Delaware limited liability company

By:	Drawbridge Realty Operating Partnership, LLC,
a Delaware limited liability company,
Sole Member

By:
Its:

EXHIBIT A

TO

GRANT DEED

LEGAL DESCRIPTION

EXHIBIT B

TO

GRANT DEED

PERMITTED EXCEPTIONS

[INSERT FROM TITLE POLICY ISSUED AT CLOSING]

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	_______

County of	_______

On before me, (here insert name and title of the officer), personally appeared, , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT H

FORM OF OWNER’S AFFIDAVIT

The undersigned first being duly sworn, deposes and says:

1. Relying solely on the undersigned’s existing owner’s policy of title insurance with respect to the land, and without any other inquiry, that they are the owner of the certain real property in the State of California, described in your Preliminary Title Report No. NCS-            .

2. That the land is improved by a:

(   ) Office Buildings

(   ) Apartment Building

(   ) Commercial Buildings

(   ) Combination Office and Commercial Building

(   ) Industrial Building

(   ) Other:

3. First American Title Insurance Company through its agent First American Title Guaranty Company (collectively referred to as “First American”) has been requested to issue a form of policy of title insurance showing as an exception to title in Schedule B therein all existing leases affecting the real property referred to above and described in the Commitment/Preliminary Title Report issued in connection with this transaction.

In addition to any other requirements it may have, First American has requested that the undersigned provide it with a certified list of all of the lessees under existing leases.

Therefore, in response to such request made by First American, the undersigned hereby declares that the rent roll attached hereto as Exhibit A represents all of the lessees under all subsisting leases affecting the subject property.

The undersigned also declares that to the best of its actual knowledge, no leases contain provisions for either options to purchase or the rights of first refusal, or both, other than: None.

First American and Buyer/Borrower have been provided with copies of all the leases, including any modifications and amendments thereto.

4. That there have been no repairs, work of improvement or materials furnished to the premises within 90 days, except: None.

That the work of improvement, if any:

( ) Started

( ) Was completed on within last 90 days.

( ) Will be completed in

5.	That there are no unpaid bills for labor or material because of any improvements made to the above premises, except: None.

6. That to the best of undersigned’s actual knowledge, there is no one in possession of, or who has access to the premises other than

(X) The undersigned

(   ) Tenants based only on month-to-month rental agreements

(   ) Lessees based upon existing leases shown on the rent roll attached hereto

(   ) See Attached Rent Roll.

7. Intentionally deleted.

8. That the undersigned has not received any supplemental tax bill which is unpaid.

9. The undersigned has not received written notice of any release reports or commitment statements which have been issued under California Civil Code 850, et seq.

10. That this Affidavit is given for the purpose of inducing First American Title Insurance Company and its Agents, Offices and Subsidiaries to issue its Policy(ies) of Title Insurance which may provide coverage as to the items mentioned above and that the statements made herein are true and correct to the best of my/our own knowledge.

11. The undersigned acknowledge that they have read the foregoing and fully understand the legal aspects of any misrepresentation and/or untrue statements made herein and indemnify and hold harmless First American Title Insurance and First American Title Guaranty against liability occasioned by reason of reliance upon the statements made herein.

[SIGNATURE ON NEXT PAGE]

Date: ________________________

[SELLER],
a ___________ limited liability company

By:
Its:

[Insert Notary]

EXHIBIT A

RENT ROLL

None.

EXHIBIT I

POST-CLOSING WORK

Post-Closing Work:

•	Installation of landscape light poles

•	Any punchlist items identified by Seller prior to Closing, which punchlist shall be subject to review and reasonable approval by Purchaser

Other Matters:

Seller shall be entitled to retain up to $15,000 on account of the Post-Closing Work identified above; provided, however, upon satisfactory completion of such Post-Closing Work, Seller shall promptly release such retained amount.

SCHEDULE 1

EXCLUDED PERSONAL PROPERTY

None.

SCHEDULE 2

LIST OF PROPERTY DOCUMENTS

1. Copies of the past 3 years real estate tax bills for the Property.

2. Copies of any and all service, leasing and maintenance contracts and other contracts which would be binding upon the Property after the close of escrow entered into by Seller, including, but not limited to, management agreements, leasing commission agreements (especially relative to any unpaid current or future commissions), service contracts and labor union contracts.

3. The most current, certified “as built” property survey, if available.

4. Final “as built” plans and specifications, to the extent available, including soils reports and structural, mechanical and electrical calculations for all improvements, including plans and specifications for the work performed by Seller in the Property in 2012-2013.

5. Copies of all use permits, building permits, certificates of occupancy and any other similar kinds of governmental approvals and permits for the Property.

6. Copies of all casualty, liability and other insurance policies; copies of any claims filed against such insurance and copies of all insurance loss control reports; and copies of fire department inspection reports; provided, in each instance only to the extent relating to the Property.

7. A schedule of all personal property owned by Seller located on the Property.

8. Any ALTA surveys of the Land in Seller’s possession or control.

9. Any soil or environmental reports on the Property in Seller’s possession or control, including the Phase I Environmental Site Assessment prepared by Isis Environmental in 2011.

10. A copy of any conditions, covenants and restrictions recorded against the Property.

11. Such additional documents in the possession of Seller as Buyer may reasonably request concerning the Property.

12. All reports relating to the Property from any architectural, engineering, fire, safety or other such professionals and consultants.

13. Minutes of weekly construction meetings related to the Seller Work prior to the date of this Agreement.

Notwithstanding anything contained in this Agreement, Seller shall only be obligated to deliver the foregoing documents and materials to Purchaser if in Seller’s possession, custody or control and in no event shall Seller have any obligation to deliver any documents or materials to the extent such documents or materials consist of appraisals, internal analyses of value, communications with other buyer(s) regarding the potential sale of the Property, or are otherwise privileged, protected or confidential.

SCHEDULE 3

INSURANCE REQUIREMENTS

Prior to performing inspections at the Property, Purchaser (herein, “Indemnitor”) and its agents, contractors and consultants performing activities at the Property (“Indemnitor’s Agents”) to the extent such Indemnitor’s Agent is performing work at the Property and then only with respect to the coverage set forth in Paragraph A.1 below. shall have and maintain insurance coverage in form and substance reasonably acceptable to Seller (herein “Indemnitee”) complying with the requirements set forth below.

A.	Required Types of Insurance Coverage

1.	Workers’ Compensation and Employers’ Liability

(a)	Statutory Worker’s Compensation insurance as required by law.

(b)	Employers’ Liability insurance with limits of at least $1,000,000 per occurrence.

2.	General Liability Insurance

(a)	Commercial General Liability policy form on an occurrence basis including Premises/Operations Liability, Contractual Liability (which shall include coverage for, but shall not limit, Indemnitor’s indemnification obligations hereunder), Independent Contractors Coverage and Products/Completed Operations Liability with the explosion, collapse and underground (XCU) exclusions eliminated.

(b)	Limits of Liability: Two Million Dollars ($2,000,000) combined single limit for Bodily Injury and Property Damage coverage. Limits of Liability may be provided under a Commercial General Liability and Umbrella Liability Policy, if desired.

B.	Additional Requirements

1.	Except where prohibited by law, all property insurance policies shall contain provisions that the insurance companies waive the rights of recovery or subrogation against Indemnitee, Indemnitee’s agents and employees, and their insurers.

2.	Such insurance shall not be subject to cancellation except upon thirty (30) days’ prior written notice to Indemnitee.

3.	All insurance required hereunder shall be with insurance companies which (i) are rated by Best’s Insurance Reports, (ii) have a rating of at least A-(VII) and (iii) are licensed to do business in the state where the property is located. Prior to commencement of the performance of the Inspections, Indemnitor shall deliver to Indemnitee certificates of insurance evidencing the coverages required hereunder or such other evidence of compliance with the foregoing insurance requirements as is required by, and reasonably satisfactory and acceptable to, Indemnitee.

4.	The following parties shall be named as additional insureds on ISO Form CG 20 26 under the Commercial General Liability, Automobile Liability (if any) and Umbrella Liability insurance policies required to be maintained by Indemnitor:

Drawbridge Patrick Henry, LLC

and Drawbridge Realty Operating Partnership, LLC,

c/o Drawbridge Realty Operating Partnership, LLC

Three Embarcadero Center, Suite 2310

|San Francisco, California 94111

Attention: Mark S. Whiting/Charles B. McEachron

Telephone: (415) 391-8300

Telecopy: (415) 391-4430

5.	All Commercial General Liability and Umbrella Liability policies maintained by Indemnitor shall contain a cross-liability provision and shall provide primary coverage as to Indemnitee, and any other insurance available to Indemnitee shall be noncontributing therewith.

SCHEDULE 4

CONSTRUCTION DOCUMENTS TO BE DELIVERED POST-CLOSING

Operations Manual

Any written warranties from Landmark Builders or its subcontractors received by Seller

Record drawings for plumbing only.